UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2005

Commission File Number 1-9929

Insteel Industries, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-0674867

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1373 Boggs Drive, Mount Airy, North Carolina	27030

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 786-2141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On January 7, 2005, Insteel Industries, Inc. and certain of its affiliates entered into that certain Amendment No. 1 to Credit Agreement, dated January 7, 2005 (the “Amendment”), by and among Insteel Wire Products Company, as Borrower, Insteel Industries, Inc., as a Credit Party, Intercontinental Metals Corporation, as a Credit Party, and General Electric Capital Corporation, as Agent and Lender. The Credit Agreement was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 3, 2004 and is incorporated herein by reference.

     The Amendment amends the Credit Agreement to, among other things, (i) increase the amount available to the Company under the revolving credit facility to $75.0 million from $60.0 million, (ii) reflect the Company’s prepayment of all outstanding amounts under the $5.0 million Term Loan B, (iii) provide that certain permanent reductions in the Revolving Loan Commitment (as defined in the Credit Agreement) provided under the Credit Agreement will not result in the imposition of prepayment fees and (iv) increase the Company’s borrowing base under the revolving credit facility. As of the date of the Amendment, approximately $55.7 million was outstanding on the credit facilities with $48.4 million drawn on the revolver and $7.3 million outstanding on Term Loan A. A copy of the Amendment is being filed as Exhibit 10.1 to this Current Report on Form 8-K and by this reference made a part hereof.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

     The discussion under Item 1.01 of this Current Report on Form 8-K is incorporated under this Item 2.03 as if set forth herein.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Amendment No. 1 to Credit Agreement, dated January 7, 2005, by and among Insteel Wire Products Company, as Borrower, Insteel Industries, Inc., as a Credit Party, Intercontinental Metals Corporation, as a Credit Party, and General Electric Capital Corporation, as Agent and Lender.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSTEEL INDUSTRIES, INC. Registrant

Date: January 7, 2005	By:	/s/ H.O. Woltz III

H.O. Woltz III President and Chief Executive Officer

Date: January 7, 2005	By:	/s/ Michael C. Gazmarian

Michael C. Gazmarian Chief Financial Officer and Treasurer